 Pioneer Power Solutions, Inc. 8-K

 Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of APRIL 29, 2016

among

Pioneer ELECTROGROUP CANADA Inc.,

The Guarantors from time to time party hereto,

and

Bank of Montreal

Borden Ladner Gervais LLP Montréal, Canada

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5.4 Account Debit	42
Article 6 Representations and Warranties	42
6.1 Organization and Qualification	42
6.2 Subsidiaries	43
6.3 Authority and Validity of Obligations	43
6.4 Use of Proceeds	44
6.5 Financial Reports	44
6.6 No Material Adverse Change	44
6.7 Full Disclosure	44
6.8 Trademarks, Franchises, and Licenses	45
6.9 Governmental Authority and Licensing	45
6.10 Good Title	45
6.11 Litigation and Other Controversies	45
6.12 Taxes	45
6.13 Approvals	46
6.14 Affiliate Transactions	46
6.15 Compliance with Laws	46
6.16 Labor Matters	47
6.17 Other Agreements	47
6.18 Solvency	47
6.19 No Default	47
6.20 No Broker Fees	47
Article 7 Conditions Precedent	48
7.1 All Credit Events	48
7.2 Amendement and Restatement	48
Article 8 Covenants	50
8.1 Maintenance of Business	50
8.2 Maintenance of Properties	50
8.3 Taxes and Assessments	50
8.4 Insurance	51
8.5 Financial Reports	51
8.6 Inspection; Field Audits	54
8.7 Borrowings and Guaranties	54
8.8 Liens	55
8.9 Investments, Acquisitions, Loans and Advances	57
8.10 Mergers, Consolidations and Sales	57
8.11 Maintenance of Subsidiaries	57
8.12 Dividends and Certain Other Restricted Payments	57
8.13 Compliance with Laws	57
8.14 Burdensome Contracts With Affiliates	58
8.15 No Changes in Fiscal Year	59
8.16 Formation of Canadian Subsidiaries	59
8.17 Change in the Nature of Business	59

 -ii-

8.18 Use of Proceeds	59
8.19 No Restrictions	59
8.20 Financial Covenants	59
Article 9 Events of Default and Remedies	61
9.1 Events of Default	61
9.2 Non-Bankruptcy Defaults	63
9.3 Bankruptcy Defaults	64
9.4 Collateral for Undrawn Letters of Credit	64
9.5 Post-Default Collections	65
Article 10 Collateral	65
10.1 Collateral	65
10.2 Further Assurances	65
Article 11 Miscellaneous	66
11.1 Notices	66
11.2 Amendments, Etc	67
11.3 Costs and Expenses; Indemnification	67
11.4 No Waiver, Cumulative Remedies	68
11.5 Right of Compensation	68
11.6 Survival of Representations	69
11.7 Survival of Indemnities	69
11.8 Counterparts; Integration; Effectiveness	69
11.9 Headings	69
11.10 Severability of Provisions	70
11.11 Construction	70
11.12 Excess Interest	70
11.13 No Advisory or Fiduciary Responsibility	71
11.14 Binding Nature; Governing Law; Jurisdiction; Consent to Service of Process	71
11.15 Effect of Restatement	72
11.16 Limited Waivers	73
11.17 Language	73

 -iii-

AMENDED AND RESTATED Credit Agreement

This Amended and Restated Credit Agreement is entered into as of April 29, 2016, by and among Pioneer Electrogroup Canada Inc., a Canadian corporation (the “Borrower”), the direct and indirect Canadian Subsidiaries of the Borrower or of PPSI from time to time party to this Agreement, as Guarantors, and Bank of Montreal, a Canadian chartered bank (the “Bank”), as the lender as provided herein.

Preliminary Statement

WHEREAS the Borrower has obtained credit facilities from the Bank pursuant to an Amended and Restated Letter Loan Agreement dated June 28,2013 entered into between the Borrower and the Bank (as amended from time to time the “Existing Letter Loan Agreement”).

WHEREAS the Borrower has requested, and the Bank has agreed to amend and restate the Existing Letter Loan Agreement in its entirety for the sake of clarity and convenience, without constituting a novation of the obligations of the Borrower under the Existing Letter Loan Agreement in the form of this Agreement subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
Definitions; Interpretation.

1.1          Definitions.

The following terms when used herein shall have the following meanings:

1.1.1           “Acceptance” - means the acceptance by the Bank of any Bankers’ Acceptance pursuant to Section 2.4.

1.1.2          “Acceptance Fee” - means the fee payable at the time of the Acceptance of Bankers’ Acceptances established by multiplying the face amount of such Bankers’ Acceptances by the Applicable Margin and by multiplying the product so obtained by a fraction having a numerator equal to the number of days in the term of such Bankers’ Acceptances and a denominator of 365 (or 366 in a leap year).

1.1.3          “Account Debtor” means any Person obligated to make payment on any Receivable.

1.1.4          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or another Loan Party is the surviving entity.

1.1.5          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

1.1.6         “Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

1.1.7           “Applicable Law” - means (a) any statute, law (including common and civil law), rule, regulation or by-law; (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive having force of law; or (d) any right or other approval of any Governmental Authority, binding on or affecting a Person engaged in the Eligible Line of Business or a business similar to the Eligible Line of Business.

1.1.8          “Applicable Margin” means the following:

(a)          For the Revolving Facility and Reimbursement Obligations

Type of Advance	Rate and Applicable Margin
CDN$ Direct Advances at Prime Rate	Prime Rate + 0.75% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 0.75% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.25% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.25% per annum
Performance Letters of Credit	1.25% per annum. Minimum CDN$500
Financial Letters of Credit	2.25% per annum.
Documentary Letters of Credit	Fee Schedule + 0.25%

(b)          For the Term Loan Facility A

Type of Advance	Rate and Applicable Margin
Prime Rate Loans:	Prime Rate + 1.25% per annum

(c)          For the Term Loan Facility B

Type of Advance	Rate and Applicable Margin
CDN$ Direct Advances at Prime Rate	Prime Rate + 1.50% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 1.50% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.75% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.75% per annum

(d)          For the MasterCard Facility: in accordance with the MasterCard Agreement and related agreements.

1.1.9       “Application” is defined in Section 2.5(b).

1.1.10     “Authorized Representative” means those persons shown on the list of officers provided by the Borrower or on any update of any such list provided by the Borrower to the Bank, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

1.1.11     “Bank” means Bank of Montreal, in its capacity as the lender hereunder, and any successor in such capacity.

1.1.12     “Bankers’ Acceptance” - means a non-interest bearing draft drawn by the Borrower in CDollars in the form of either a depository bill subject to the DBNA or a non-interest bearing bill of exchange, as defined in the Bills of Exchange Act (Canada), in either case issued by the Borrower which has been accepted by the Bank pursuant hereto.

1.1.13     “Bank Products” means each and any of the following bank products and services provided to any Loan Party by the Bank or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

1.1.14     “Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

1.1.15     “Borrower” is defined in the introductory paragraph of this Agreement.

1.1.16     “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Bank under a Facility on a single date. A Borrowing is “advanced” on the day the Bank advances funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.8.

1.1.17     “Borrowing Base” means, as of any time it is to be determined, the sum of:

(a)          80% of the then outstanding unpaid amount of Eligible Receivables; plus

(b)          the lesser of (i) CDN$5,000,000 and (ii) 50% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory; less

(c)          the Prior Claims;

provided that (i) the Bank shall have the right upon five (5) Business Days’ prior notice to the Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its Permitted Discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

1.1.18     “Borrowing Base Certificate” means the certificate in the form of Exhibit “C” hereto, or in such other form acceptable to the Bank, to be delivered to the Bank pursuant to Section  8.5.

1.1.19     “Business Day” means any day other than a Saturday or Sunday or such other day on which banks are authorized or required to close in Toronto, Ontario or Montreal, Quebec; provided that, in respect of LIBOR Loans, “Business Day” also means any day other than a Saturday or Sunday or such other day on which transactions cannot be carried out by and between banks in London, England or New York, New York.

1.1.20      “CDollars” and the symbol: “CDN$” - each means lawful money of Canada.

1.1.21     “CDOR Rate” - means, on any day, the annual rate of interest which is the rate determined by the Bank as being the arithmetic average of the rates applicable to CDN$ Bankers’ Acceptances having identical issues and comparable maturity days as the Bankers’ Acceptances for which such CDOR rate is being determined, displayed and identified as such on the display referred to as the CDOR Page of Reuter Monitor Money Rate Services as at approximately 10:00 a.m. Montreal time on such day, the whole determined in accordance with the Bank’s usual practice.

1.1.22     “Canadian Subsidiary” means a Subsidiary of the Borrower or of PPSI that is organized under the laws of Canada or any province or territory.

1.1.23     “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

1.1.24     “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

1.1.25     “Cash Collateral” means a hypothec and pledge and deposit with or delivery to the Bank, as collateral for L/C Obligations, cash or deposit account balances subject to a first enforceable Lien in favor of the Bank pursuant to documentation in form and substance satisfactory to the Bank and includes the proceeds of such cash collateral.

1.1.26     “Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Applicable Law, rule, regulation or treaty, (b) any change in any Applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

1.1.27    “Change of Control” means Nathan Mazurek ceases at any time and for any reason (including death or incapacity) to have voting Control of at least 51% of the Voting Stock of PPSI.

1.1.28     “Closing Date” means June 28, 2013.

1.1.29     “Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

1.1.30     “Collateral Account” is defined in Section 9.4.

1.1.31     “Collateral Access Agreement” means any landlord waiver, warehouse, processor or other bailee letter or other agreement, in form and substance reasonably satisfactory to the Bank, between the Bank and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Borrower or any Canadian Subsidiary for any real property where any Collateral is located, as such landlord waiver, bailee letter or other agreement may be amended, restated, or otherwise modified from time to time.

1.1.32    “Collateral Documents” means the Security Documents, and all other hypothecs, mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements, control agreements, and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.

1.1.33     “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

1.1.34     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

1.1.35     “Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

1.1.36     “Current Ratio” means, as of any time the same is to be determined, the ratio of current assets of the Loan Parties and their Subsidiaries to current liabilities of the Loan Parties and their Subsidiaries, all as determined on a consolidated basis in accordance with GAAP and PCAOB standards.

1.1.37      “DBNA” – means the Depository Bills and Notes Act (Canada).

1.1.38     “Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of Canada or other applicable jurisdictions from time to time in effect.

1.1.39     “Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

1.1.40    “Discount Rate” - means, with respect to Bankers’ Acceptances issued pursuant to this Agreement with the same maturity date, the annual rate of interest which is the CDOR Rate determined by the Bank as its CDOR Rate for bankers’ acceptances outstanding for the period of such Bankers’ Acceptances on the date of issue of such Bankers’ Acceptances.

1.1.41      “Discounted Proceeds” - means, in respect of any Bankers’ Acceptance to be accepted by the Bank hereunder on any day, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on such day by multiplying (i) the face amount of such Bankers’ Acceptance by (ii) the price (rounded up or down to the fifth decimal place with 0.000005 being rounded up), where the price is determined by dividing one by the sum of one plus the product of (A) the Discount Rate (expressed as a decimal) and (B) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance and the denominator of which is 365.

1.1.42     “Disposition” means the sale, lease, conveyance or other disposition of Property, other than (a) the sale or lease of inventory in the ordinary course of business, and (b) the sale, transfer, lease or other disposition of Property of a Loan Party to another Loan Party in the ordinary course of its business.

1.1.43     “Distribution” means the declaration or payment of any cash dividend on or in respect of any shares of any class of capital stock of the Borrower, the purchase, redemption, defeasance, retirement or other acquisition for cash of any shares of any class of capital stock of the Borrower, directly or indirectly through a subsidiary of the Loan Parties or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Loan Parties to its shareholders as such in cash; or any other cash distribution on or in respect of any shares of any class of capital stock of the Loan Parties; and the payment or distribution f any management fees.

1.1.44     “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income tax expenses for such period, (c) depreciation of fixed assets and amortization (including, but not limited to, the amortization of any employee stock option (or similar) compensation plan) of (and other charges with respect to) intangible assets for such period, and (d) extraordinary fees or expenses not to exceed (i) US$800,000 for the applicable periods set forth in Section 8.20(b) ending on or prior to December 31, 2017 and (ii) US$500,000 during any twelve month period thereafter, in each case including any fees and expenses paid by any Loan Party during such period in connection with this Agreement and the consummation of any Permitted Acquisition as defined and under the US Credit Agreement.

1.1.45     “Effective Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Bank in its discretion.

1.1.46     “Eligible Inventory” means raw materials, work-in-process or finished goods inventory of the Borrower and each Canadian Subsidiary that:

(a)             is an asset of such Person to which it has good and marketable title and is subject to a valid, first priority Lien in favor of the Bank free and clear of any other Liens, except for Liens which are junior to the Bank’s Lien or Liens which arise by operation of law for amounts not past due;

(b)             is located in Canada or in the United States of America at the locations set forth in the Security Documents and, in the case of any location not owned by such Person, which is at all times subject either to a Collateral Access Agreement or, in the absence of such Collateral Access Agreement and the Bank so agrees in its sole discretion;

(c)             reserves established to the satisfaction of the Bank;

(d)             is not bill-and-hold inventory or otherwise so identified to a contract to sell that it constitutes a Receivable;

(e)             is not obsolete and is of good and merchantable quality conforming to all standards imposed by any governmental authority free from any defects which will adversely affect the market value thereof;

(f)              is not covered by a warehouse receipt or similar document;

(g)             does not constitute spare or replacement parts (other than spare or replacement parts to be sold to customers in the ordinary course), packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (except to the extent such goods may be resold in the ordinary course of business), repossessed goods, defective or damaged goods, goods that have been discontinued or components thereof, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h)            does not contain or bear any intellectual property rights licensed to the such Borrower and such Canadian Subsidiary unless the Bank is satisfied that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement;

(i)              all representations and warranties set forth in this Agreement and the Collateral Documents are true and correct in all material respects with respect thereto;

(j)              is not otherwise deemed to be ineligible in the Permitted Discretion of the Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any inventory or categories thereof of the Borrower or any Canadian Subsidiary may be deemed ineligible by the Bank acting in its Permitted Discretion); and

(k)             does not cause the amount of Eligible Inventory constituting work-in-process to exceed CDN$3,000,000.

1.1.47    “Eligible Line of Business” means any business engaged in as of the Closing Date by the Borrower or any other Loan Party or any business reasonably related thereto, including the transmission, distribution, control or protection of electrical power.

1.1.48     “Eligible Receivables” means any Receivable of the Borrower and each Canadian Subsidiary that:

(a)             (i) arises out of the sale of goods or the performance of services in the ordinary course of business that is not contingent upon the completion of any further performance by such Borrower or such Canadian Subsidiary or any other Person on its/their behalf, (ii) does not represent a pre-billed Receivable or a progress billing or retainage amount, (iii) does not relate to the payment of interest, and (iv) is net of any deposits made by or for the account of the relevant Account Debtor;

(b)            the Account Debtor on such Receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an Account Debtor located in any other country, such right is secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to the Bank for the full amount thereof or secured by an insurance policy in an amount and on such terms, and issued by an insurer, satisfactory to the Bank in its discretion, in each case which has been assigned or transferred to the Bank in a manner acceptable to the Bank;

(c)             is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor (i) is not a Subsidiary or an Affiliate of the Borrower or any Canadian Subsidiary, (ii) is not a shareholder, director, officer, or employee of the Borrower or any Canadian Subsidiary or of any of their Subsidiaries, (iii) is not the United States of America or Canada, or any state, province, or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state, provincial, or local statute, as the case may be, is complied with to the satisfaction of the Bank, (iv) is not a debtor under any proceeding under any Debtor Relief Law and (v) is not an assignor for the benefit of creditors, (vi) has not sold all or substantially all of its assets;

(d)             is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

(e)             is an asset of such Person to which it has good and marketable title and is subject to a valid, first priority Lien in favor of the Bank free and clear of any other Liens, except for Liens which are junior to the Bank’s Lien and Liens which arise by operation of law for amounts not past due;

(f)              is not owing from an Account Debtor who is also a creditor or supplier of such Person, and is not subject to any offset, right of compensation, counterclaim, or other known defenses with respect thereto;

(g)             no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

(h)             it is evidenced by an invoice to the Account Debtor dated not more than five (5) Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within one hundred and eighty (180) days of invoice date, and has not been invoiced more than once;

(i)              is not unpaid more than 90 days after the date of the original invoice therefor (120 days with respect to Receivables owing from Siemens and its Affiliates), and which has not been written off the books of the Borrower and each Canadian Subsidiary or otherwise designated as uncollectible;

(j)              is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless the Bank has approved the continued eligibility thereof;

(k)             would not cause the total Receivables owing from any one Account Debtor and its Affiliate to exceed any credit limit established for purposes of determining eligibility hereunder by the Bank in its Permitted Discretion for such Account Debtor and for which the Bank has given the Borrower at least fifteen (15) Business Days prior notice of the establishment of any such credit limit;

(l)              complies in all material respects with the requirements of all Applicable Laws and regulations;

(m)            all representations and warranties set forth in this Agreement and the Collateral Documents are true and correct with respect thereto;

(n)            does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; and

(o)            is not otherwise deemed to be ineligible in the Permitted Discretion of the Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of any Loan Party may be deemed ineligible by the Bank acting in its Permitted Discretion).

1.1.49     “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

1.1.50     “Environmental Law” means any current or future Applicable Laws pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

1.1.51     “Event of Default” means any event or condition identified as such in Section 9.1.

1.1.52     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

1.1.53     “Excluded Tax” means a tax imposed on the Net Income, net profits or Net Worth of the Bank (or a tax imposed in lieu thereof), or any tax imposed on the Bank by reason of any present or future connection with the taxing jurisdiction, other than the execution, delivery and performance of its obligations, or receipt of any payment, under this Agreement or the other Loan Documents.

1.1.54     “Existing Defaults” has the meaning ascribed to it in Section 11.16.

1.1.55     “Facility” means any of the Revolving Facility or Term Loan Facility A or Term Loan Facility B or MasterCard Facility and “Facilities” means all Facilities.

1.1.56      “Federal Funds Overnight Rate” - means, for any day, an interest rate per annum (based on a 360 day year and rounding up, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States of America arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York or, if such rate is not published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by it, provided that in the case of a day which is not a Business Day, the Federal Funds Overnight Rate for such day shall be the Federal Funds Overnight Rate for the immediately preceding Banking Day, the whole determined in accordance with the Bank’s usual practice.

1.1.57     “Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

1.1.58    “GAAP” means (i) for the Borrower and the Canadian Subsidiaries, generally accepted accounting principles acknowledged by the Canadian Institute of Chartered Accountants and published in the Canadian Institute of Chartered Accountants Hand Book, all as in effect from time to time; (ii) for PPSI, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

1.1.59    “Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

1.1.60    “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

1.1.61     “Guarantors” means (a) PPSI and (b) any present and future Canadian Subsidiary of the Borrower or of PPSI that becomes a party to this Agreement.

1.1.62     “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

1.1.63    “Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

1.1.64     “Indebtedness” means the indebtedness of any Loan Party and includes, without duplication (in each case, whether such obligation is with full or limited recourse):

(a)           any obligation of such Loan Party for borrowed money;

(b)           any obligation of such Loan Party evidenced by a bond, debenture, note or similar instrument;

(c)           any obligation of such Loan Party to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business;

(d)           any obligation of such Loan Party as lessee under any Capital Lease;

(e)           any obligation of such Loan Party to reimburse any other person in respect of amounts drawn or drawable under any letter of credit or other guarantee or under any bankers’ or trade acceptance issued or accepted by such other person, whether contingent or non-contingent;

(f)            all obligations of such Loan Party to purchase, redeem retire, decrease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Loan Party or any other person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference plus accrued and unpaid dividends;

(g)           any obligation of such Loan Party to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property;

(h)           any Indebtedness of others secured by a Lien on any Property of such Loan Party;

(i)            any Indebtedness of others guaranteed by such Loan Party; and

(j)            all net obligations and liabilities of such Loan Party in respect of “Specified Transactions” (as such term is defined in the 1992 Multicurrency-Cross Border Master Agreement published by the International Swaps and Derivatives Associates, Inc.).

1.1.65     “Indemnified Taxes” means (a) all Taxes other than Excluded Tax, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

1.1.66     “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Loan Parties and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and PCAOB standards.

1.1.67     “Interest Payment Date” means (a) in respect of Advances on a Prime Rate Basis or at the US Base Rate, as applicable, the last Business Day of each and every month, and on the maturity date, and (b) in respect of the Libor Loan, for each Libor Loan Portion (i) the last day of each Interest Period in respect of such Libor Loan Portion, (ii) the maturity date, and (iii) if any Interest Period is longer than three months, the last day of the three month period starting on the first day of such Interest Period, the last day of each successive three month period and the last day of such Interest Period.

1.1.68     “Interest Period” means the period commencing on the date a Borrowing of Libor Loans is advanced, continued, or created by conversion and ending in the case of Libor Loans, one (1) month thereafter, provided, however, that:

(a)           no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(b)           no Interest Period with respect to any portion of the Term Loan B shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loan, unless the sum of (a) the aggregate principal amount of the Term Loan B that constitutes U.S. Base Rate Loans plus (b) the aggregate principal amount of the Term Loan B that constitutes Libor Loans with Interest Periods expiring on or before such date equals or exceeds the portion of the principal amount to be paid on the Term Loan B, on such payment date;

(c)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Libor Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)                 for purposes of determining an Interest Period for a Borrowing of Libor Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

1.1.69     “IRS” means the United States Internal Revenue Service.

1.1.70     “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

1.1.71     “L/C Sublimit” means US$1,000,000, as reduced or otherwise amended pursuant to the terms hereof.

1.1.72     “Lending Office” is defined in Section 4.7.

1.1.73     “Letter of Credit” is defined in Section 2.5(a).

1.1.74     “Letter of Credit Fee” is defined in Section 3.1(b).

1.1.75     “LIBOR” means, with respect to any Interest Period for any particular LIBOR Loan, the rate per annum appearing on the applicable Reuters page of the Reuters Service at approximately 11:00 a.m. (London, England time) on the second Business Day prior to the first day of such Interest Period, and if such rate is not available in respect of such Interest Period, then the rate of interest per annum, calculated on the basis of a year of 360 days, at which the Bank is offered deposits in U.S. Dollars by prime banks in the London interbank market at approximately 11:00 a.m. (London, England time) on the second Business Day prior to the first day of such Interest Period; in each case, for a period comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan outstanding during such Interest Period.

1.1.76     “LIBOR Loan” means, at any given time during the term of this Agreement, the Loan, or that portion of the Loan, which the Borrower has elected, in accordance with this Agreement, to denominate in USDollars and upon which interest is payable at LIBOR.

1.1.77      “LIBOR Loan Portion” - means the amount of the Libor Loan or any portion of the Libor Loan in respect of which the Borrower has selected an Interest Period or Interest Periods commencing on the same date and having the same duration.

1.1.78     “Lien” means any hypothec, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

1.1.79     “Loan” means any Revolving Loan or Term Loan A or Term Loan B or the outstanding amounts owing under the MasterCard Facility, each of which is a “type” of Loan hereunder.

1.1.80     “Loan Documents” means this Agreement, the Applications, the Collateral Documents, any guarantee agreement granted by the Guarantors, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

1.1.81     “Loan Party” means the Borrower and each of the Guarantors.

1.1.82     “MasterCard Agreement” – means the MasterCard Agreement entered into between the Borrower and the Bank, as amended, restated, supplemented or otherwise modified from time to time.

1.1.83     “MasterCard Facility” means the revolving credit facility in the aggregate principal amount of up to CDN$50,000 or the U.S. Dollar Equivalent which the Bank will make available to the Borrower at its discretion pursuant to and in accordance with the provisions of the MasterCard Agreement and the other provisions of this Agreement..

1.1.84   “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, financial condition or operating results of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the material rights and remedies of the Bank thereunder or (ii) the opposability or priority of any Lien granted under any Collateral Document.

1.1.85    “Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition (including, expenses, fees and commissions), (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (iii) income taxes to be paid in connection with such Disposition, and (iv) the principal amount of any Indebtedness permitted hereby which is secured by a prior perfected Lien on the asset subject to such Disposition and is required to be repaid in connection with such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

1.1.86     “Net Income” means, with reference to any period, the net income (or net loss) of the Loan Parties and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP and PCAOB standards; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Loan Party or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Loan Party or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to a Loan Party or any of its Subsidiaries during such period, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary, and (d) extraordinary or non-recurring gains.

1.1.87     “Net Worth” means, for any Person and at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP and PCAOB standards.

1.1.88    “Obligations” means (a) all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and (b) in respect of each Guarantor, in each case whether now existing or hereafter arising, the aggregate of all amounts owing or which may become owing by such Guarantor to the Bank under the Loan Documents, including without limitation fees, expenses, indemnities and contingent liabilities, and all covenants and other obligations of such Guarantor to the Bank under or pursuant to the Loan Documents, in each case of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or otherwise.

1.1.89      “Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

1.1.90      “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

1.1.91     “Payroll Tax Liability” means the liability of PPSI for the failure to pay payroll taxes to the IRS for the period from and including January 1, 2014 until and including September 30, 2015.

1.1.92      “PCAOB” means the Public Company Accounting Oversight Board.

1.1.93     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

1.1.94     “Permitted Liens” has the meaning ascribed to it in Section 8.8.

1.1.95     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

1.1.96     “PPSI” means Pioneer Power Solutions, Inc., a Delaware Corporation.

1.1.97     “Premises” means the immovable property owned or leased by any Loan Party or any Canadian Subsidiary of a Loan Party.

1.1.98      “Prime Rate” - means, at any time, the rate of interest per annum equal to the higher of (i) the variable annual rate of interest established by the Bank from time to time as the reference rate of interest it will use at such time to determine interest rates for loans in Canadian dollars to its Canadian commercial borrowers in Canada and designated as its prime rate; and (ii) the annual rate of interest equal to the CDOR Rate at such time in respect of bankers’ acceptances outstanding for thirty (30) days, plus one percent (1%) per annum; in each case adjusted automatically with each change in the established, quoted or published rate, all without the necessity of any notice to the Borrower or any other Person.

1.1.99      “Prime Rate Basis” - means with respect to any principal amount denominated in CDollar, the calculation of interest as provided under Section 2.6(a).

1.1.100    “Prime Rate Loan” - means at any given time during the term of this Agreement the Loan, or that portion of the Loan, upon which interest is payable at the Prime Rate.

1.1.101   “Prior Claims” means any amount secured by a Lien ranking senior to the security for the benefit of the Bank with respect to the Property of the Borrower and each Canadian Subsidiary, and all current and past due amounts owed to the various governments by the Loan Parties, including, without limitation, Federal and Provincial income taxes, deductions at source, G.S.T., P.S.T., Q.S.T. and any other amount to the extent that it is considered as prior claim or as a deemed trust or as a super priority in favour of the various governments or governmental authorities or the payment of which would rank prior to the payment of debts and liabilities of the Borrower and each Canadian Subsidiary under or pursuant to the Facilities or the Loan Documents.

1.1.102   “Property” means, as to any Person, all types of immovable, movable, corporeal and incorporeal owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP and PCAOB standards.

1.1.103   “Purchase Money Mortgage” means:

(a)           any Lien created, issued or assumed after the date of this Loan Agreement to secure Indebtedness not in excess of the value of the underlying property granted as security as a part of, or issued or incurred to provide funds to pay, the purchase price of any real or immovable property or personal or movable property, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property; and

(b)           any renewal, refunding or extension of any such Lien securing Indebtedness in a principal amount not in excess of the unpaid principal amount of the Indebtedness secured thereby immediately prior to such renewal, refunding or extension.

1.1.104   “Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing, whether evidenced by accounts, instruments, chattel paper, or general intangibles.

1.1.105   “Reimbursement Obligation” is defined in Section 2.5(c).

1.1.106   “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

1.1.107  “Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Bank on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

1.1.108   “Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.1 and 2.5.

1.1.109   “Revolving Credit Line” means the maximum amount of Revolving Loans and Letters of Credit at any one time outstanding under the Revolving Facility, not to exceed the amount set forth in Section 2.1, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

1.1.110   “Revolving Credit Termination Date” means the date demand for payment of the Revolving Loans and cash collateralization of the Letters of Credit is made by the Bank but if no such demand is sooner made, July 31, 2017, or such earlier date on which the Revolving Credit Line is terminated in whole pursuant to pursuant to Sections 2.14, 9.2 or 9.3.

1.1.111   “Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Prime Rate Loan, a US Base Rate Loan, a Bankers’ Acceptance or a LIBOR Loan, each of which is a “type” of Revolving Loan hereunder.

1.1.112   “Secured Obligations” means the Obligations and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

1.1.113   “Security Documents” means the security documents and guarantees described in Schedule 1.1.113, as the same may be amended, modified, supplemented or restated from time to time.

1.1.114   “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of PPSI or of any of their direct or indirect Subsidiaries.

1.1.115   “Tangible Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP and PCAOB standards, minus the sum of (a) all assets which would be classified as intangible assets under GAAP and PCAOB standards, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (b) the write-up of assets above cost.

1.1.116   “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.1.117   “Term Loan Facility A” means the credit facility for the Term Loan A described in Section 2.2.

1.1.118   “Term Loan A” is defined in Section 2.2 and, as so defined, includes a Prime Rate Loan, each of which is a “type” of Term Loan A hereunder.

1.1.119   “Term Loan A Maturity Date” means the earlier of (i) July 31, 2017 and (ii) the date on which the Term Loan A is terminated in whole pursuant to Section 9.2 or 9.3.

1.1.120   “Term Loan Facility B” means the credit facility for the Term Loan B described in Section  2.3.

1.1.121   “Term Loan B” is defined in Section  2.3 and, as so defined, includes a Prime Rate Loan, a U.S. Base Rate Loan or a LIBOR Loan, each of which is a “type” of Term Loan B hereunder.

1.1.122   “Term Loan B Maturity Date” means the earlier of (i) July 31, 2017 and (ii) the date on which the Term Loan B is terminated in whole pursuant to Section 9.2 or 9.3.

1.1.123    “US Base Rate” - means at any time the rate of interest per annum equal to the higher of (i) the variable annual rate of interest established by the Bank from time to time as being the reference rate of interest it will use at such time in Canada to determine rates of interest on USDollar commercial loans to Canadian residents in Canada and designated at its US base rate, and (ii) the Federal Funds Overnight Rate plus one-half of one percent (0.5%) per annum; in each case adjusted automatically with each change in the established, quoted or published rate, all without necessity of notice to the Borrower or any other Person.

1.1.124    “US Base Rate Loan” - means at any given time during the term of this Agreement the Loan, or that portion of the Loan, which the Borrower has elected or is deemed to have elected to denominate in USDollars and upon which interest is payable at the US Base Rate.

1.1.125   “U.S. Credit Facilities” is defined in Section 7.2(i).

1.1.126   “U.S. Credit Agreement” is defined in Section 7.2(i).

1.1.127   “U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Obligation or Letter of Credit denominated in another currency, the amount of U.S. Dollars which would be realized by converting such currency into U.S. Dollars at the exchange rate quoted to the Bank at the time of such calculation.

1.1.128   “U.S. Dollars” and “$” each means the lawful currency of the United States of America.

1.1.129   “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

1.2          Interpretation.

The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Montréal, Canada, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP and PCAOB standards except where such principles are inconsistent with the specific provisions of this Agreement.

1.3          Change in Accounting Principles.

If, after the date of the Effective Date, there shall occur any change in GAAP and the PCAOB from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower, PPSI or the Bank may by notice to the Bank or the Borrower or PPSI, respectively, require that the Bank, the Borrower and PPSI negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of PPSI and its Subsidiaries shall be the same as if such change had not been made. No delay by PPSI or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP and the PCAOB in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

1.4          Québec Collateral

For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Collateral Documents) and for all other purposes pursuant to which the interpretation or construction of Collateral Documents may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude,” (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording financing statements or other required documents under the Civil Code of Québec shall be deemed to include publication under the Civil Code of Québec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevée of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

Article 2
The Facilities.

2.1          Revolving Facility; Revolving Credit Line.

Subject to the terms and conditions hereof, the Borrower may request and the Bank shall consider in its discretion making a loan or loans (individually a “Revolving Loan” and collectively, the “Revolving Loans”) in Canadian Dollars to the Borrower from time to time on a revolving basis up to $7,000,000 or the U.S. Dollar Equivalent, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Line in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. As provided in Sections 2.4, 2.5 and 2.8(a), the Borrower may elect that each Borrowing of Revolving Loans be either Prime Rate Loans, US Base Rate Loans, LIBOR Loans, Bankers’ Acceptances or Letters of Credit. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof. The Borrower acknowledges that the Revolving Loans are payable upon demand and that nothing contained herein shall in any manner affect or impair the right of the Bank to demand payment of the Revolving Loans, or refuse to extend Revolving Loans, at any time it deems fit, even though no Default has occurred or is continuing and even though the Borrower is in compliance with the terms of this Agreement.

2.2          Term Loan Facility A.

Subject to the terms and conditions hereof, the Bank agrees to make loans (the “Term Loan A”) in Canadian Dollars to the Borrower in the initial amount of CDN$2,000,000 with an outstanding amount of CDN$471,288.71 as of the Effective Date. The Term Loan A has been advanced in one Borrowing on or about May 2, 2011. As provided in Section 2.8(a), the Borrower may elect that the Term Loan A be outstanding as Prime Rate Loans. No amount repaid or prepaid on the Term Loan A may be borrowed again.

2.3          Term Loan Facility B.

Subject to the terms and conditions hereof, the Bank agrees to make loans (the “Term Loan B”) in Canadian Dollars to the Borrower in the initial amount of CDN$10,000,000 or the U.S. Dollar Equivalent with an outstanding amount of US$712,000.00 as of the Effective Date. The Term Loan B has been advanced in four Borrowings namely, in June 30, 2011 (CDN$6,500,000), June 30, 2011 (US$1,600,000), April 16, 2013 (US$1,400,000) and March 8, 2013 (CDN$166,837). As provided in Section 2.8(a), the Borrower may elect that the Term Loan B be outstanding as Prime Rate Loans, US Base Rate Loans or LIBOR Loans. No amount repaid or prepaid on the Term Loan B may be borrowed again.

2.4          Bankers’ Acceptances

Subject to the terms and conditions hereof, the Borrower may borrow or obtain Revolving Loans from the Bank under the Revolving Facility up to the amount of Revolving Credit Line by way of Bankers’ Acceptances, provided that:

2.4.1     the Bank shall have received a Bankers’ Acceptance or Bankers’ Acceptances in the aggregate principal amount of such Borrowing in due and proper form duly completed and executed by the Borrower and presented for acceptance to the Bank prior to 10:00 a.m. (Montréal time) on the drawdown date and the Acceptance Fee shall have been paid to the Bank at or prior to such time;

2.4.2     each Bankers’ Acceptance shall be stated to mature on a Business Day no later than the Revolving Credit Termination Date, with term of thirty (30) days, subject to market availability;

2.4.3     no days of grace shall be permitted on any Bankers’ Acceptance;

2.4.4     all Bankers’ Acceptances accepted by the Bank issued in the form of a Depository Bill (as defined in the DBNA) shall be deposited with the Canadian Depository for Securities Limited and shall be made payable to CDS & Co. or its nominee. In order to give effect to the foregoing, the Bank may, acting reasonably, establish and notify the Borrower of any additional procedures, consistent with the terms of this Agreement and the requirements of the DBNA, as are reasonably necessary to accomplish the parties’ intention, including, without limitation:

(a)        inserting a phrase in the drafts held by the Bank to the effect that the Bankers’ Acceptances are issued pursuant to the DBNA;

(b)        removing any reference to authentification of the Bankers’ Acceptances; and

(c)        removing any reference to the bearer of the Depository Bill.

In addition, the Bank agrees to exercise reasonable care in the physical custody of all Bankers’ Acceptances and/or Depository Bills.

2.4.5     Payments at Maturity and Renewals

By no later than 10:00 a.m. (Montréal time) on the Business Day prior to the maturity date of each Bankers’ Acceptance, the Borrower shall either (a) give notice to the Bank to convert such Bankers’ Acceptance into another basis of funding, or (b) by written notice to the Bank request that the Loan or that part referred to in such notice outstanding by Bankers’ Acceptance be renewed in the same form of Borrowing for a term commencing on the maturity date of such Bankers’ Acceptance, and the provisions of this Agreement relating to Bankers’ Acceptances shall apply mutatis mutandis to such renewal. If for any reason the Borrower fails to give a notice of conversion or a renewal notice in accordance with the foregoing, the Borrower shall be deemed for all purposes to have received on the maturity date of each such Bankers’ Acceptance a Prime Rate Loan in an amount equal to the face value of each such Bankers’ Acceptance and the Borrower shall pay interest thereon at the Prime Rate until repayment thereof in full by the Borrower, the whole notwithstanding the fact that any Bankers’ Acceptances may be held by the Bank in its own right at maturity. The Borrower acknowledges, agrees and confirms with the Bank that the records of the Bank in respect of payment of any Bankers’ Acceptance shall be binding on the Borrower and shall be conclusive evidence (in the absence of manifest error) of a Prime Rate Loan to the Borrower and of an amount owing by the Borrower to the Bank. The Borrower further agrees that if an Event of Default shall occur prior to the date upon which any one or more Bankers’ Acceptance is payable by the Bank, thereupon the Borrower shall provide the Bank with funds for the full face amount of all such Bankers’ Acceptances, notwithstanding the fact that any such Bankers’ Acceptance may be held by the Bank in its own right at maturity; provided, however, that if for any reason the Borrower fails to make such payment in respect of any Bankers’ Acceptance, thereupon the Borrower shall be deemed for all purposes to have received a Prime Rate Loan in an amount equal to the face amount of such Bankers’ Acceptance and the Borrower shall pay interest thereon at the Prime Rate until repayment thereof in full. The Borrower further agrees that if an Event of Default shall occur prior to the date upon which any one or more Bankers’ Acceptance is payable by the Bank, thereupon the Borrower shall provide the Bank with funds for the full face amount of all such Bankers’ Acceptances, notwithstanding the fact that any such Bankers’ Acceptance may be held by the Bank in its own right at maturity and such funds received by the Bank shall bear interest from the date of receipt by the Bank up to and excluding the maturity date of the relevant Bankers’ Acceptance at a rate equal to the posted interest rate of the Bank for overnight deposits in a comparable amount; provided, however, that if for any reason the Borrower fails to make such payment in respect of any Bankers’ Acceptance, thereupon the Borrower shall be deemed for all purposes to have received a Prime Rate Loan in an amount equal to the face amount of such Bankers’ Acceptance and the Borrower shall pay interest thereon at the Prime Rate until repayment thereof in full.

2.4.6     Circumstances Making Bankers’ Acceptances Unavailable

If the Bank determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and notifies the Borrower in writing that by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(a)        the right of the Borrower to request a Borrowing by way of a Bankers’ Acceptance shall be suspended until the Bank determines that the circumstances causing such suspension no longer exist and so notifies the Borrower;

(b)        any notice of Borrowing by way of Bankers’ Acceptance which is outstanding shall be cancelled and the Loan therein shall, at the option of the Borrower, either not be made or be made as a Prime Rate Loan; and

(c)        the Bank shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Borrowing by way of Bankers’ Acceptance and of the termination of any such suspension.

2.4.7     Purchase of Bankers’ Acceptances

Each Bankers’ Acceptance issued pursuant to this Agreement shall be purchased by the Bank for the applicable Discounted Proceeds thereof. In each case, upon fulfillment of the applicable conditions set forth in Article 7, the Bank shall make such funds available to the Borrower in accordance with this Agreement.

The Borrower acknowledges and agrees that the Bank may, at any time, arrange for its participant or assignee to accept and purchase Bankers’ Acceptances hereunder. Any such acceptance by a participant or assignee shall be deemed to be an Acceptance by the Bank for the purposes of this Agreement.

2.4.8     Conversion or Renewal of Bankers’ Acceptances

Upon each issue of Bankers’ Acceptances as a result of the conversion of outstanding Borrowings into Bankers’ Acceptances or renewal of Bankers’ Acceptance, the Borrower shall, concurrently with the conversion or renewal, pay in advance to the Bank, the amount by which the face value of such Bankers’ Acceptances exceeds the Discounted Proceeds of such Bankers’ Acceptances, to be applied against the principal amount of the Borrowing being so converted or renewed. The Borrower shall at the same time pay to the Bank the applicable Acceptance Fee.

2.4.9     Power of Attorney

To enable the Bank to make Advances in the manner specified in this 2.4, the Borrower shall supply the Bank with such number of drafts as the Bank may reasonably request, duly endorsed and executed on behalf of the Borrower, and hereby authorizes the Bank and appoints it as its attorney, to complete and sign Bankers’ Acceptances on its behalf, in handwritten or facsimile or mechanical signature or otherwise, and to complete any other formalities in relation thereto. The Bank shall exercise such care in the custody and safekeeping of drafts as it would exercise in the custody and safekeeping of similar property owned by it. The Bank will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of the uncompleted drafts then held by it.

2.5          Letters of Credit.

(a)        General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Letters of Credit shall constitute usage of the Revolving Credit Line in an amount equal to the L/C Obligations then outstanding.

(b)        Applications. At any time before the Revolving Credit Termination Date, the Bank shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars and other currencies approved by the Bank, in a form satisfactory to the Bank, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the Bank for the Letter of Credit requested (each an “Application”). The Borrower agrees that if on the Revolving Credit Termination Date any Letters of Credit remain outstanding, the Borrower shall then deliver to the Bank, without notice or demand, Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding (which shall be held by the Bank pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, (ii) except as otherwise provided herein or in Section 2.11, unless an Event of Default exists, the Bank will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 2.8(b), the Borrower’s obligation to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the U.S. Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). The Bank agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Article 7 and the other terms of this Section.

(c)        The Reimbursement Obligations. Subject to Section 2.5(b), the obligation of the Borrower to reimburse the Bank for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Montréal time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the Bank on or before 11:00 a.m. (Montréal time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Montréal time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Montréal time) on the following Business Day, in immediately available funds at the Bank’s principal office in Montréal, Québec, or such other office as the Bank may designate in writing to the Borrower (who shall thereafter cause to be distributed to the Bank such amount(s) in like funds).

(d)        Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a discharge of, or provide a right of compensation against, the Borrower’s obligations hereunder. The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by Applicable Law) suffered by the Borrower or any Loan Party that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross or intentional fault on the part of the Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)        Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Bank, in each case, together with the fees called for by this Agreement.

2.6          Applicable Interest Rates.

(a)        Prime Rate Loans. Each Prime Rate Loan made or maintained by the Bank shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, until maturity (whether by acceleration or otherwise)) at a rate per annum equal to the sum of the Applicable Margin plus the Prime Rate Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)        U.S. Base Rate Loans. Each U.S. Base Rate Loan made or maintained by the Bank shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a LIBOR Loan, until maturity (whether by acceleration or otherwise)) at a rate per annum equal to the sum of the Applicable Margin plus the U.S. Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)        LIBOR Loans. Each LIBOR Loan made or maintained by the Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a U.S. Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(d)        Rate Determinations. The Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder in a manner consistent with the terms of this Agreement, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(e)        For the purposes of the Interest Act (Canada):

(i)	whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 (or 366 in a leap year) days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (a) the applicable rate based on a year of 360 days or 365 (or 366 in a leap year) days, as the case may be, (b) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (c) divided by 360 or 365 (or 366 in a leap year) as the case may be;

(ii)	the principal of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and

(iii)	the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.7          Minimum Borrowing Amounts.

Each Bankers’ Acceptances advanced under the Revolving Credit Facility shall be in an amount equal to CDN$1,000,000 or such greater amount which is an integral multiple of CDN$100,000. Each LIBOR Loans advanced, continued or converted under a Facility shall be in an amount equal to US$500,000 or such greater amount which is an integral multiple of US$100,000.

2.8          Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)        Notice to the Bank. The Borrower shall give notice to the Bank by no later than 10:00 a.m. (Montréal time): (i) at least three (3) Business Days before the date on which the Borrower requests the Bank to advance a Borrowing of LIBOR Loans, (ii) at least two (2) Business Days before the date on which the Bank requests the Bank to advance a Borrowing by way of a Bankers’ Acceptance and (iii) on the date the Borrower requests the Bank to advance a Borrowing of Prime Rate Loans or U.S. Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.7, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as LIBOR Loans or convert part or all of such Borrowing into U.S. Base Rate Loans, (ii) if such Borrowing is of U.S. Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower or (iii) if such Borrowings is of Prime Rate Loans, on any Business Day, the Borrower may convert part of all of such Borrowing into Bankers’ Acceptance in accordance with Section 2.4. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Bank by telephone, telecopy, or other telecommunication device acceptable to the Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Bank), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Bank. Notice of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of U.S. Base Rate Loans into LIBOR Loans or a part of all of a Borrowing of Prime Rate Loans into Bankers’ Acceptances must be given by no later than 10:00 a.m. (Montréal time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Bank (or, in the case of an Event of Default under Section 9.1(h) or 9.1(i) with respect to the Borrower, without notice), no Borrowing of LIBOR Loans or Bankers’ Acceptances shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrower agrees that the Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Bank has acted in reliance thereon.

(b)        Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.8(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.8(a) and such Borrowing is not prepaid in accordance with Section 2.11(a), such Borrowing shall automatically be converted into a Borrowing of U.S. Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.8(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Bank by 12:00 noon (Montréal time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of U.S. Base Rate Loans under the Revolving Facility on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(c)        Disbursement of Loans. The Bank shall make the proceeds of each new Borrowing available to the Borrower at the Bank’s principal office in Montréal, Québec (or at such other location as the Bank shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s bank account held with the Bank.

2.9          MasterCard Facility:

(a)        Relying on each of the representations and warranties set out in this Agreement and subject to the terms of this Agreement, the Bank agrees to make the MasterCard Facility available to the Borrower pursuant to the MasterCard Agreement. The Borrower agrees to use the MasterCard Facility solely to pay for and temporarily finance day to day business expenses of the Borrower and for no other purpose. The MasterCard Facility shall mature and be due and payable by the Borrower on demand.

2.10            Maturity of Loans.

(a)           Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on demand. The Revolving Credit Facility shall be repaid in full on the Revolving Credit Termination Date.

(b)           Scheduled Payments of Term Loan A. The Borrower shall make principal payments on the Term Loan A in installments on the last day of each January, April, July and October in each year, commencing with the calendar quarter ending July 31, 2011, with the amount of each such principal installment, as of the Effective Date to equal to the fixed amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Fixed amount in CDN Dollars
04/30/16	$94,257.75
07/31/16	$47,128.88
10/31/16	$47,128.88
01/31/17	$47,128.88
04/30/17	$47,128.88
07/31/17 (Term Loan A Maturity Date	$47,128.88 and bullet payment of $141,386.56

, with a final payment of all principal and interest not sooner paid on the Term Loan A due and payable on the Term Loan A Maturity Date.

(c)           Scheduled Payments of Term Loan B. The Borrower shall make principal payments on the Term Loan B in installments on the last day of each January, April, July and October in each year, commencing with the calendar quarter ending December 31, 2012, with the amount of each such principal installment, as of the Effective Date to equal to the fixed amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Fixed amount in US Dollars
06/30/16	$72,000
10/31/16	$36,000
01/31/17	$36,000
04/30/17	$36,000
07/31/17 (Term Loan B Maturity Date	$36,000 and bullet payment of $496,000

, with a final payment of all principal and interest not sooner paid on the Term Loan B due and payable on the Term Loan B Maturity Date.

2.11        Prepayments.

(a)           Optional. The Borrower may prepay in whole or in part any Borrowing of U.S. Base Rate Loans or Prime Rate Loans, in an amount not less than CDN$100,000 upon notice delivered by the Borrower to the Bank no later than 10:00 a.m. (Montréal time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Bank), such prepayment to be made by the payment of the principal amount to be prepaid plus any amounts due the Bank under Section 4.5. No prepayment can be made on any Bankers’ Acceptances or LIBOR Loans.

(b)	Mandatory.

(i)	The Borrower shall, at any time when the unpaid principal balance of Revolving Loans and L/C Obligations outstanding exceeds the Revolving Credit Line, prepay the Revolving Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Line has been so reduced.

(ii)	If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall within 2 Business Days’ pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be held by the Bank in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(iii)	If the Borrower shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower in respect thereof) and, within 2 Business Days of receipt by the Borrower of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as (A) such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents or (B) the Net Cash Proceeds received from such Event of Loss are less than CDN$25,000, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding CDN $100,000 in the aggregate so long as no Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default then exists, if the Borrower states in its notice of such event that the Borrower intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 180-day period. Promptly after the end of such 180-day period, the Borrower shall notify the Bank whether the Borrower has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loan A and Term Loan B until paid in full and then to the Revolving Facility, provided that proceeds from an Event of Loss relating to Eligible Inventory and Eligible Receivables then included in the Borrowing Base shall first be applied to the Revolving Facility, but without a reduction of the Revolving Credit Line. If the Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with the Bank (or its agent) and held by it in the Collateral Account. So long as no Event of Default exists, the Bank shall disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(iv)	If after the Effective Date the Borrower shall issue any Indebtedness, other than Indebtedness permitted by Section 8.7, the Borrower shall promptly notify the Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower in respect thereof. Within 2 Business Days of receipt by the Borrower of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loan A and Term Loan B until paid in full and then to the Revolving Facility, but without a reduction of the Revolving Credit Line. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Bank for any breach of Section 8.7 or any other terms of the Loan Documents.

(v)	Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.11(b) shall be applied first to Borrowings of Prime Rate Loans or U.S. Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Bankers’ Acceptances LIBOR Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.11(b) shall be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan A or Term Loan B or any LIBOR Loans, accrued interest thereon to the date of prepayment together with any amounts due the Bank under Section 4.5. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.

(c)           Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loan A or Term Loan B paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining payments on the relevant Loans in the inverse order of maturity.

2.12        Default Rate.

Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:

(a)          for any Prime Rate Loan or on any other amounts owing in CDollars, including for any Bankers’ Acceptance, the sum of 2.0% plus the Applicable Margin plus the Prime Rate Loan from time to time in effect;

(b)          for any US Base Rate Loan or on any other amounts owing in U.S. Dollars, including for any Bankers’ Acceptance, the sum of 2.0% plus the Applicable Margin plus the Prime Rate Loan from time to time in effect;

(c)          for any LIBOR Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for U.S. Base Rate Loans plus the U.S. Base Rate from time to time in effect;

(d)          for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.5(c) with respect to such Reimbursement Obligation; and

(e)          for any Letter of Credit issued, the sum of 2.0% plus the Letter of Credit Fee due under Section 3.1(b) with respect to such Letter of Credit.

provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Bank, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Bank.

2.13        Evidence of Indebtedness.

(a)          The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.

(b)          The Bank shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Bank hereunder and (iii) the amount of any sum received by the Bank hereunder from the Borrower.

(c)          The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.14        Commitment Terminations

(a)          Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Bank (or such shorter period of time agreed to by the Bank), to terminate the Revolving Credit Line without premium or penalty and in whole or in part, any partial termination to be in an amount not less than CDN$1,000,000, provided that the Revolving Credit Line may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Line below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.

(b)          Any termination of the Revolving Credit Line pursuant to this Section may not be reinstated.

Article 3
Fees

3.1          Fees.

(a)          Administration Fee. On the date hereof and on each anniversary of the Effective Date until the Revolving Loans are terminated, the Borrower shall pay to the Bank an administration fee equal to 0.10% of the Revolving Credit Line then in effect, whether or not in use.

(b)          Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Effective Date, the Borrower shall pay to the Bank a letter of credit fee (the “Letter of Credit Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the Bank the Bank’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the Bank from time to time.

(c)          Interim Amendment Fee. The Borrower shall pay to the Bank on the date of any subsequent amendments to this Agreement after the date hereof, a non-refundable interim amendment fee equal to 25bps of the Revolving Credit Line then in effect, whether or not in use.

(d)          Late Fees. In addition to any other amounts due hereunder, if any payment due hereunder is not received by the Bank on or before 1:00 p.m. (Montreal time) of the tenth (10th) day after such payment is due, the Borrower shall pay to the Bank on demand a late fee equal to the greater of (i) five percent (5%) of the amount due and (ii) $15.00.

Article 4
Taxes; Change in Circumstances, Increased Costs, and Funding Indemnity

4.1           Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Bank) requires the deduction or withholding of any Tax from any such payment by the Bank, then the the Bank shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties. The Loan Parties shall solidarily indemnify the Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)          Survival. Each party’s obligations under this Section shall survive any assignment of rights by the Bank, the termination of the Facilities and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2          Change of Law.

Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for the Bank to make or continue to maintain any LIBOR Loans or Bankers’ Acceptances or to perform its obligations as contemplated hereby, the Bank shall promptly give notice thereof to the Borrower and the Bank’s obligations to make or maintain LIBOR Loans or Bankers’ Acceptances under this Agreement shall be suspended until it is no longer unlawful for the Bank to make or maintain LIBOR Loans or Bankers’ Acceptances. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans or Bankers’ Acceptances, together with all interest accrued thereon and all other amounts then due and payable to the Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from the Bank by means of U.S. Base Rate Loans or borrow the principal amount of the Bankers’Acceptances from the Bank by means of a Prime Rate Loans.

4.3          Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.

If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a)           the Bank determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)           the Bank determines that (i) LIBOR as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding LIBOR Loans for such Interest Period or (ii) that the making or funding of LIBOR Loans become impracticable, then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make LIBOR Loans shall be suspended.

4.4          Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the LIBOR);

(ii)	subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Tax and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on the Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Bank or any Letter of Credit issued by the Bank;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Facilities of the Bank or the Loans made by, or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5          Funding Indemnity.

If the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Bank) as a result of:

(a)          any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period,

(b)          any failure (because of a failure to meet the conditions of Article 7 or otherwise) by the Borrower to borrow or continue a LIBOR Loan, or to convert a U.S. Base Rate Loan into a LIBOR Loan on the date specified in a notice given pursuant to Section 2.8(a),

(c)          any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise), or

(d)          any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

4.6           Discretion of the Bank as to Manner of Funding.

Notwithstanding any other provision of this Agreement, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Loans shall be made as if the Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

4.7          Lending Offices; Mitigation Obligations.

The Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower. If the Bank requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 4.1, then the Bank shall (consistent with its internal policy and legal and regulatory restrictions) designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject the Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Bank.

Article 5
Place and Application of Payments.

5.1          Place and Application of Payments.

All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Bank by no later than 12:00 Noon (Montréal time) on the due date thereof at the office of the Bank in Montréal, Québec (or such other location as the Bank may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Bank on the next Business Day. All such payments shall be made in Canadian Dollars, in immediately available funds at the place of payment, in each case without compensation set-off or counterclaim.

5.2          Non-Business Days.

Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

5.3          Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Bank or the Bank exercises its right of compensation or right of setoff, and such payment or the proceeds of such compensation setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred

5.4           Account Debit.

The Borrower hereby irrevocably authorizes the Bank to charge any of the Borrower’s deposit accounts maintained with the Bank or any of its Affiliates for the amounts from time to time necessary to pay any then due Obligations; provided that the Bank acknowledges and agrees that the Bank shall not be under an obligation to do so and the Bank shall not incur any liability to the Borrower or any other Person for the Bank’s failure to do so.

Article 6
Representations and Warranties.

The Borrower, for itself and each other Loan Party represents and warrants to the Bank as follows:

6.1          Organization and Qualification.

Each Loan Party is duly organized, validly existing, and in good standing as a corporation, limited liability company, or partnership, as applicable, under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

6.2          Subsidiaries.

Each Subsidiary that is not a Loan Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Schedule 6.2 hereto identifies the operational chart of the Loan Parties and of each Subsidiary (including Subsidiaries that are Loan Parties), the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Loan Party and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the relevant Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Bank pursuant to the Collateral Documents or otherwise permitted by this Agreement. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

6.3          Authority and Validity of Obligations.

Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for (in the case of the Borrower), to guarantee the Secured Obligations (in the case of each Guarantor), to grant to the Bank the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any material provision of law or any judgment, injunction, order or decree binding upon any Loan Party or any Subsidiary of a Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party or any Subsidiary of a Loan Party, (b) contravene or constitute a default under any material covenant, indenture or agreement of or affecting any Loan Party or any Subsidiary of a Loan Party or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary of a Loan Party other than the Liens granted in favor of the Bank pursuant to the Collateral Documents.

6.4          Use of Proceeds.

The Borrower shall use the proceeds of the Revolving Facility to refinance existing Indebtedness outstanding on the Effective Date, and for its general working capital purposes and for such other legal and proper purposes as are consistent with all Applicable Laws. The Borrower has used the proceeds of the Term Loan A to refinance an existing term loan and the proceeds of the Term Loan B to finance the acquisition of Bemag Inc., the Bemag plant purchase and the Bemag plan expansion.

6.5          Financial Reports.

The consolidated balance sheet of PPSI and its Subsidiaries as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of such Persons for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of BDO USA LLP, independent public accountants, and the unaudited interim consolidated balance sheet of PPSI and its Subsidiaries as at February 29, 2016, and the related consolidated statements of income, retained earnings and cash flows of PPSI and its Subsidiaries for the 2 months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of PPSI and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. No Loan Party nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5.

6.6          No Material Adverse Change.

Since December 31, 2015, except for the Payroll Tax Liability, there has been no change in the condition (financial or otherwise) or business prospects of any Loan Party or any Subsidiary of a Loan Party except those occurring in the ordinary course of business, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.7          Full Disclosure.

The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not (taken as a whole) contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not materially misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Loan Parties only represent that the same were prepared on the basis of information and estimates the Loan Parties believed to be reasonable.

6.8          Trademarks, Franchises, and Licenses.

Except as would be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

6.9          Governmental Authority and Licensing.

The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, would reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the any Loan Party, threatened.

6.10        Good Title.

The Loan Parties and their Subsidiaries have good and valid title to their assets as reflected on the most recent consolidated balance sheet of the Loan Parties and their Subsidiaries furnished to the Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than Permitted Liens.

6.11        Litigation and Other Controversies.

Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary of a Loan Party or any of their respective Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.12        Taxes.

All federal and material state, local, and foreign Tax returns required to be filed by any Loan Party or any Subsidiary of a Loan Party in any jurisdiction have, in fact, been filed, and all Taxes upon any Loan Party or any Subsidiary of a Loan Party or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except for the Payroll Tax Liability and for such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party knows of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of each Loan Party and each of its Subsidiaries have been made for all open years, and for its current fiscal period.

6.13        Approvals.

No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Subsidiary of a Loan Party of any Loan Document, except for (i) such approvals which have been obtained prior to the Effective Date and remain in full force and effect, (ii) filings which are necessary to perfect the security interests under the Collateral Documents, and (iii) where failure to obtain, effect or make any such approval, authorization, consent, exemption, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect.

6.14        Affiliate Transactions.

No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

6.15        Compliance with Laws.

(a)          Except for Payroll Tax Liability, no Loan Party nor any Subsidiary of a Loan Party is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it, where such violation would reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the representations and warranties set forth in Section 6.15(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties represent and warrant that: (i) the Loan Parties and their Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Loan Parties and their Subsidiaries have obtained all material governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Loan Parties and their Subsidiaries have not, and no Loan Party has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of each Loan Party, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) the Loan Parties and their Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (v) the Loan Parties and their Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving any Loan Party or any Subsidiary of a Loan Party or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Loan Party or any Subsidiary of a Loan Party or such Premises; (vi) none of the Premises are subject to any, and no Loan Party has knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (vii) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

6.16        Labor Matters.

There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of a Loan Party pending or, to the knowledge of any Loan Party, threatened. Except as set forth on Schedule 6.16, there are no collective bargaining agreements in effect between any Loan Party or any Subsidiary of a Loan Party and any labor union; and no Loan Party nor any of its Subsidiaries is under any obligation to assume any collective bargaining agreement to or conduct any negotiations with any labor union with respect to any future agreements. Each Loan Party and its Subsidiaries have remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance, and pension plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Lien against any of its Property, except for Permitted Liens.

6.17       Other Agreements.

No Loan Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

6.18        Solvency.

The Loan Parties and their Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

6.19        No Default.

No Default has occurred and is continuing.

6.20        No Broker Fees.

No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Bank against, and agree that they will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Article 7
Conditions Precedent.

7.1          All Credit Events.

At the time of each Credit Event hereunder:

(a)          each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

(b)          except for the Existing Defaults, no Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)          after giving effect to such extension of credit the aggregate principal amount of all Revolving Loans and L/C Obligations outstanding under this Agreement shall not exceed the lesser of (i) the Revolving Credit Line and (ii) the Borrowing Base as then determined and computed; and

(d)          in the case of a Borrowing the Bank shall have received the notice required by Section 2.8, in the case of the issuance of any Letter of Credit the Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Bank together with fees called for by Section 3.1.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Bank may continue to make advances under the Revolving Facility in its sole discretion, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or other condition set forth above that may then exist.

7.2          Amendment and Restatement.

In addition to the conditions set forth in Section 7.1, the obligation of the Bank to amend and restate the Existing Letter Loan Agreement pursuant hereto is subject to the following conditions precedent:

(a)          the Bank shall have received this Agreement duly executed by the Borrower and each Guarantor, and the Bank;

(b)           the Bank shall have received the Loan Documents duly executed by the Loan Parties, including the Security Documents which shall remain in full force and effect without creating any novation;

(c)           the Bank shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(d)           the Bank shall have received copies of the certificates of compliance, good standing or attestation for each Loan Party (dated no earlier than 30 days prior to the date hereof) issued by the appropriate government officials of the jurisdiction of its incorporation or formation and any jurisdiction where it conducts business;

(e)           the Bank shall have received the initial fees called for by Section 3.1 and confirmation of payment of all fees, costs and expenses payable under this Agreement, including the legal fees of the Bank’s Counsel;

(f)            the Bank shall have received satisfactory search results against each Loan Party and its Property evidencing the absence of Liens thereon except for Permitted Liens;

(g)           the Bank shall have received the favorable written opinion of counsel to each Loan Party, in form and substance satisfactory to the Bank;

(h)           the Bank shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Bank required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

(i)            confirmation that all conditions precedent for the facilities granted by the Bank to PPSI and its U.S. Subsidiaries (the “U.S. Credit Facilities”) pursuant to the Amended and Restated Credit Agreement dated as of the date hereof between PPSI, the Guarantors from time to time party hereto and Bank of Montreal, Chicago Branch (as amended, replaced, restated, supplemented or modified from time to time, the “U.S. Credit Agreement”) have been met to the satisfaction of the Bank and its legal counsel; and

(j)            the Bank shall have received such other agreements, instruments, documents, certificates, and opinions as the Bank may reasonably request.

Article 8
Covenants.

Each Loan Party agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

8.1          Maintenance of Business.

Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence; provided, however, that nothing in this Section shall prevent the Borrower from dissolving any of its Subsidiaries if such action is, in the reasonable business judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Bank. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

8.2          Maintenance of Properties.

Each Loan Party shall, and shall cause each of its Subsidiaries to maintain its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear and casualty events excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

8.3          Taxes and Assessments.

Each Loan Party shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all federal and material state, local, and foreign Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

8.4          Insurance.

Each Loan Party shall maintain and shall cause their Subsidiaries to maintain, with financially sound and reputable insurers, such insurance as is customary for Persons engaged in the same or similar business, and the Loan Parties shall maintain flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards. The Loan Parties shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory loss payable endorsements, naming the Bank as first loss payee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees and additional insureds as are satisfactory to the Bank. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ (ten (10) days’ in the case of nonpayment of insurance premiums) prior written notice to the Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of the Bank shall not be impaired or invalidated by any act or neglect of any Loan Party or any Subsidiary of a Loan Party, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. The Borrower shall deliver to the Bank (a) on the Effective Date and at such other times as the Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by the Bank, copies of all insurance policies of the Loan Parties and their Subsidiaries. The Borrower also agrees to deliver to the Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

8.5          Financial Reports.

The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP and PCAOB standards and shall furnish to the Bank:

(a)          as soon as available, and in any event no later than 25 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging, and an inventory stock status report prepared by the Borrower and certified to by a Financial Officer of the Borrower;

(b)          as soon as available and in any event no later than 30 days after the last day of each of the first two fiscal months of each fiscal quarter, unaudited monthly financial statements of the Borrower and its Canadian Subsidiaries, on a consolidated basis; and unaudited monthly financial statements of PPSI on a fully consolidated basis (meaning the US and Canadian entities which form the Public Company Consolidated Financial Reporting), each for the fiscal month then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and PCAOB standards (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of PPSI;

(c)          as soon as available, and in any event no later than 45 days after the last day of the first three fiscal quarters of each fiscal year of PPSI, a copy of the consolidated and consolidating balance sheet of (i) PPSI and its Non-Canadian Subsidiaries and (ii) PPSI and its Subsidiaries, as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of (i) PPSI and its Non-Canadian Subsidiaries and (ii) PPSI and its Subsidiaries, for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by PPSI in accordance with GAAP and PCAOB standards (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of the Borrower;

(d)          as soon as available, and in any event no later than 120 days after the last day of each fiscal year of PPSI, a copy of the consolidated and consolidating balance sheet of PPSI and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of PPSI and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of BDO USA, LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and PCAOB standards and present fairly in accordance with GAAP and PCAOB standards the consolidated financial condition of PPSI and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e)          as soon as available, and in any event no later than 120 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto and a supplemental informational section that contains consolidating financial statements for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by a compilation report of BDO USA, LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended;

(f)           as soon as available, and in any event no later than 120 days after the last day of each fiscal year of the Borrower, a copy of the unaudited non-consolidated balance sheet of PPSI Canadian Subsidiaries and Non-Canadian Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of such Subsidiaries for the fiscal year then ended, and accompanying notes thereto and a supplemental informational section that contains consolidating financial statements for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the previous fiscal year.

(g)          promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of any Loan Party’s or any of its Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(h)          promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of any Loan Party or any Subsidiary of a Loan Party or of notice of any material noncompliance with any Applicable Law, regulation or guideline relating to any Loan Party or any Subsidiary of a Loan Party or their respective business;

(i)           as soon as available, and in any event no later than 30 days prior to the end of each fiscal year of the Borrower (and for fiscal year 2016, on or before February 28, 2017), a copy of the consolidated and consolidating business plan for the Borrower and its Subsidiaries for following fiscal year, such business plan to show the projected consolidated and consolidating revenues, expenses and balance sheet of the Borrower on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Bank (which shall include a summary of all assumptions made in preparing such business plan);

(j)           notice of any Change of Control;

(k)          promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary of a Loan Party or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Effect, or (iii) the occurrence of any Default;

(l)            with each of the financial statements delivered pursuant to subsections (c) and (d) above, a written certificate in the form attached hereto as Exhibit E signed by a Financial Officer of the Borrower to the effect that to the best of such officer’s knowledge and belief no Event of Default has occurred during the period covered by such statements or any Default exists or, if any such Event of Default has occurred during such period or Default exists, setting forth a description of such Default and specifying the action, if any, taken by the relevant Loan Party or its Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 (Financial Covenants); and

(m)         as soon as available, and in any event no later than 25 days after the last day of each calendar month, an updated 3-month cash flow forecast showing projected cash receipts and cash disbursements (including referencing line item sources and uses of cash) of PPSI and its Subsidiaries over the following 3-month period, together with a reconciliation of actual cash receipts and cash disbursements of PPSI and its Subsidiaries from the prior month against the prior month and showing any deviations on a cumulative basis and providing a written explanation of the variances prepared by PPSI and in form and substance, and with detail, as the Bank may request.

(n)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of any Loan Document, as the Bank may reasonably request.

8.6          Inspection; Field Audits.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit the Bank and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Bank the finances and affairs of the Loan Parties and their Subsidiaries) at such reasonable times and intervals as the Bank may designate and, so long as no Default exists, with reasonable prior notice to the Borrower; provided, however, that in the absence of any Default, the Borrower shall not be required to pay the Bank for more than one (1) such inspection per calendar year. The Borrower shall pay to the Bank charges for field audits of the Collateral, inspections and visits to Property, inspections of corporate books and financial records, examinations and copies of books of accounts and financial record and other activities permitted in this Section performed by the Bank or its agents or third party firms, in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that any internal charges for such audits and inspections shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits, but in no event exceeding $25,000 per audit); provided, however, that in the absence of any Default, the Borrower shall not be required to pay the Bank for more than one (1) such audit per calendar year and the Bank does not have the present intention of conducting field audits.

8.7          Borrowings and Guaranties.

The Borrower shall not issue, incur, assume, create or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness or undertaking of any Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)          the Secured Obligations (and any guarantees of such obligations) of the Borrower owing to the Bank (and its Affiliates);

(b)          intercompany advances from time to time owing between the Loan Parties, in each case, in the ordinary course of business;

(c)          any guarantee or financial assistance by the Borrower to any of its shareholders, officers, employees, related companies, commercial entities or any other Person but only up to an aggregate amount not exceeding CDN$5,000,000 at any time; and

(d)          Indebtedness secured by Permitted Liens.

8.8          Liens.

The Borrower shall not create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)          reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title;

(b)          servitudes or easements of rights of way for purposes of public utility, or for encroachments, rights of view or otherwise, including, without in any way limiting the generality of the foregoing, the sewers, drains, gas and water mains, steam transport, electric light and power or telephone and telegraph conduits, poles and cables, pipelines or zoning restrictions affecting the use of the immovable or real properties of any Loan Party which will not materially or adversely impair the use for which any one of the immovable or real properties of such Loan Party is intended nor substantially diminish any Liens thereon;

(c)          any Lien for taxes, assessments or other governmental charges or levies not yet due or, if due, the validity of which is being contested diligently and in good faith by or on behalf of an Obligor by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

(d)          any Lien of any judgment rendered or claim filed against an Loan Party, which such Loan Party or others on its behalf shall be contesting diligently and in good faith by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

(e)          any Lien of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar Lien related to the construction or the renovation of any property, provided that such Lien secures an obligation of an Loan Party whose term has not expired or that such Loan Party is not in default to perform same, or if its term has expired or such Loan Party is in default to perform same, provided that such Loan Party commences action within a delay of less than fifteen (15) days of its registration or publication to cause its cancellation or radiation unless the validity of such Lien is being contested diligently and in good faith by or on behalf of such Loan Party by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

(f)           minor title defects;

(g)          the pledges or deposits of cash or securities made pursuant to Applicable Laws relating to workmen’s compensation or similar Applicable Laws, or deposits of cash made in good faith in connection with offers, tenders, leases or contracts (excluding, however, the borrowing of money or the repayment of money borrowed) and deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(h)          undetermined or inchoate Liens, arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which, although filed or registered, relate to obligations not due or delinquent;

(i)           the rights reserved to or vested in governmental authorities by statutory provisions or by the terms of leases, licences, franchises, grants or permits, which affect any land, to terminate any such leases, licences, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(j)           securities to public utilities or governmental authorities when required by the utility or governmental authority in connection with the supply of services or utilities to an Loan Party in the operation of its business, and securities granted as part of any refundings or renewals thereof provided the security is restricted to the same collateral;

(k)          any Purchase Money Mortgage, and any Lien granted as part of any refunding or renewal of the outstanding amount secured by such a Purchase Money Mortgage provided such Lien is restricted to the same collateral and the obligations of any Loan Party under such Purchase Money Mortgage are permitted under this Agreement;

(l)           any conditional sales agreement, reservation of ownership, right resulting from a lease, right of ownership of the lessor or other title retention agreement (including any capital lease) with respect to assets of an Loan Party acquired after the date of this Agreement provided the obligations of any Loan Party under such conditional sales agreement, reservation of ownership, right resulting from a lease, right of ownership of the lessor or other title retention agreement are permitted under this Agreement; and

(m)         Liens for the benefit of the Bank; and

(n)          Liens set forth in Schedule 8.8

(the “Permitted Liens”).

8.9          Investments, Acquisitions, Loans and Advances.

The Borrower shall not, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof for an aggregate amount exceeding CDN$5,000,000 at any time.

8.10        Mergers, Consolidations and Sales.

The Borrower shall not be a party to any merger or consolidation or amalgamation with a corporation which has a value of less than US$1,000,000, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable except for the sale or lease of inventory in the ordinary course of business.

8.11        Maintenance of Subsidiaries.

The Borrower shall not sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary and (b) Liens on the capital stock or other equity interests of Subsidiaries granted to the Bank pursuant to the Collateral Documents.

8.12        Dividends and Certain Other Restricted Payments.

The Borrower shall, nor shall it permit any of its Subsidiaries to, make any Distributions; provided, however, that the foregoing shall not operate to prevent:

(i)           the making of dividends or distributions by any Canadian Subsidiary to the Borrower; and

(ii)          so long as no Default exists or would exist after giving effect thereto, Distributions made by the Borrower in any calendar year in an aggregate amount less than or equal to 50% of Borrower’s Net Income in the immediately preceding calendar year.

8.13        Compliance with Laws.

(a)          Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)          Without limiting the agreements set forth in Section 8.13(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vi) within ten (10) Business Days notify the Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary of a Loan Party or any of the Premises: (1) any material Environmental Claim; (2) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (3) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (4) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (i) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ii) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Loan Party’s or any of its Subsidiary’s interest therein; (iii) promptly provide or otherwise make available to the Bank any reasonably requested environmental record concerning the Premises which any Loan Party or any Subsidiary of a Loan Party possesses or can reasonably obtain; and (iv) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

8.14        Burdensome Contracts With Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

8.15        No Changes in Fiscal Year.

The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

8.16        Formation of Canadian Subsidiaries.

Promptly upon the formation or acquisition of any Canadian Subsidiary, the Borrower or PPSI shall provide the Bank notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Canadian Subsidiary). The Borrower and PPSI shall, and shall cause their Canadian Subsidiaries to, timely comply with the requirements of Article 10 with respect to any Canadian Subsidiary that is required to become a Guarantor hereunder.

8.17        Change in the Nature of Business.

No Loan Party shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Effective Date.

8.18        Use of Proceeds.

The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.

8.19        No Restrictions.

Except as provided herein and in the U.S. Credit Facilities, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of a Loan Party to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Loan Party or any other Subsidiary, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) guarantee the Secured Obligations and/or grant Liens on its assets to the Bank as required by the Loan Documents.

8.20        Financial Covenants.

(a)          Current Ratio. As of the last day of each fiscal quarter of PPSI, PPSI shall maintain a Current Ratio of not less than the corresponding ratio set forth opposite such determination date below:

Fiscal Quarter Ending on or about	Current Ratio shall not be less than:

3/31/16 and 6/30/16	1.00 to 1.0

9/30/16	1.05 to 1.0

12/31/16	1.10 to 1.0

3/31/17 and each fiscal quarter thereafter	1.10 to 1.0

(b)          EBITDA. PPSI shall not permit its EBITDA, on a consolidated basis, (i) on or prior to December 31, 2016, for the period from and including January 1, 2016 and ending as of the last day of the fiscal quarter of PPSI set forth below and (ii) from and after January 1, 2017 for the four (4) consecutive fiscal quarters of PPSI then most recently completed, determined on the last day of each fiscal quarter of PPSI to be less than the applicable amount set forth opposite such determination date below in the “Minimum EBITDA Covenant Level” column:

Fiscal Quarter Ending on or about	Budgeted Minimum EBITDA	MINIMUM EBITDA COVENANT LEVEL

3/31/2016	US$832,000	US$665,600

6/30/2016	US$2,207,000	US$1,765,600

9/30/2016	US$4,541,000	US$3,632,800

12/31/2016	US$7,200,000	US$5,760,000

3/31/17 and each fiscal quarter thereafter	US$7,200,000	US$5,760,000

In addition to the foregoing rolling four quarter test above, for the fiscal quarter ending March 31, 2017 and the two fiscal quarters ending June 30, 2017, PPSI and its Subsidiaries shall not permit EBITDA, on a consolidated basis, to be less than US$665,600 and US$1,765,600, respectively.

(c)          Tangible Net Worth. As of the last day of each fiscal quarter of PPSI, PPSI shall maintain, on a consolidated basis, a Tangible Net Worth of not less than the corresponding amount set forth opposite such determination date below in the “Minimum Tangible Net Worth” column:

Period(s) Ending	Budgeted Tangible Net Worth shall not be less than:	Minimum Tangible Net Worth shall not be less than:

3/31/16	US$3,800,000	US$3,230,000

6/30/16	US$5,400,000	US$4,590,000

9/30/16	US$6,600,000	US$5,610,000

12/31/16	US$7,900,000	US$6,715,000

3/31/17 and at all times thereafter	US$8,300,000	US$7,055,000

Notwithstanding the foregoing, it being acknowledged and agreed that the failure by PPSI to comply with the minimum Tangible Net Worth covenant levels set forth above shall not constitute an Event of Default hereunder so long as the Tangible Net Worth of PPSI shall be no less than 85% of the applicable amounts set forth opposite the applicable determination dates above.

Article 9
Events of Default and Remedies.

9.1          Events of Default.

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)          default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of three (3) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b)          the breach or failure by the Loan Parties to observe or perform any of their covenants under this Agreement (other than those referred to in paragraph (a)) or under any other Loan Documents and such default remains unremedied for a period of five (5) Business Days after the Borrower receive written notice of such default or failure from the Bank; or

(c)          any representation or warranty made in Article 6 hereof or any material representation or warranty made in any other Loan Document or in any certificate furnished to the Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby shall have been incorrect in any material respect as of the date of the issuance or making or deemed making thereof;

(d)          (i) any event occurs or condition exists (other than those described in subsections (a) through (c) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and opposable first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof, or (iv) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(e)          default shall occur under the U.S. Credit Facilities; or default shall occur under any other Indebtedness in excess of US$200,000 issued, assumed or guaranteed by the Borrower or any Canadian Subsidiary or any Subsidiary of the Borrower or of any Canadian Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such other Indebtedness (whether or not such maturity is in fact accelerated), or any such other Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(f)            (i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Canadian Subsidiary, or against any of their respective Property, in an aggregate amount for all such Persons in excess of US$200,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any Canadian Subsidiary to enforce any such judgment, or (ii) the Borrower or any Canadian Subsidiary shall fail within thirty(30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(g)          any Change of Control shall occur;

(h)          any Loan Party or any Subsidiary of a Loan Party shall (i) have entered involuntarily against it an order for relief under any Debtor Relief Laws, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief any Debtor Relief Laws, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(i), (vii) ceased its operations; or

(i)           a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Subsidiary of a Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 9.1(h)(v)shall be instituted against any Loan Party or any Subsidiary of a Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 days; or

(j)           any creditor or other holder of any Lien on all or any part of the assets of any Loan Party other than the Bank, shall take any action or proceedings, or shall authorize or instruct any other person on its behalf to take any action or proceedings, to commence any enforcement or realisation under, or exercise or pursue any rights, recourses or remedies under, any agreement or other instrument creating a Lien on any of the assets of any Loan Party, unless in each case such action, proceedings, enforcement or exercise of rights, recourses and remedies is dismissed or withdrawn within thirty (30) days of its commencement or unless the validity thereof is being contested diligently and in good faith by or on behalf of such Loan Party, the case may be, by proper legal proceedings, and provided any action has not proceeded to final non-appealable judgment and any other enforcement or exercise of rights or remedies has not proceeded to a stage where the assets of such Loan Party, may be sold or the rights of the Bank in such assets impaired or reduced in value; or

(k)           the occurrence of any fact, event or circumstance, which, in the good faith determination of the Bank, would have a Material Adverse Effect.

9.2          Non-Bankruptcy Defaults.

When any Event of Default (other than those described in subsection (h) or (i) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Bank may, by written notice to the Borrower: (a) terminate the remaining Facilities and all other obligations of the Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrower immediately deliver to the Bank Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Bank may exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity when any such Event of Default has occurred and is continuing.

9.3          Bankruptcy Defaults.

When any Event of Default described in subsections (h) or (i) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Bank Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Bank may exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity when any such Event of Default has occurred and is continuing.

9.4          Collateral for Undrawn Letters of Credit.

(a)           If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.5(b), 2.11(b), 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Bank as provided in subsection (b) below.

(b)           All amounts prepaid pursuant to subsection (a) above shall be held by the Bank in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Bank, and to the payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Bank. If and when requested by the Borrower, the Bank shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations with a remaining maturity of one year or less, provided that the Bank is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the Bank. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.11(b), at the request of the Borrower the Bank shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Facilities, at the request of the Borrower, the Bank shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Secured Obligations.

9.5          Post-Default Collections.

Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.11(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of any guarantee signed by the Guarantors received, in each instance, by the Bank after acceleration or the final maturity of the Obligations or termination of the Facilities as a result of an Event of Default shall be remitted to the Bank and applied in the Bank’s discretion.

ARTICLE 10
COLLATERAL

10.1       Collateral.

The Secured Obligations shall be secured by the Security Documents which include valid, opposable and enforceable Liens on all right, title, and interest of each Loan Party (except for PPSI) in all of its immovable and movable property, whether now owned or hereafter acquired or arising, and all proceeds thereof as well as a valid and enforceable pledge of shares on all Canadian Subsidiaries of the Borrower. The Secured Obligations shall also be secured by enforceable guarantees signed by all Guarantors. Each Loan Party acknowledges and agrees that the Liens on the Collateral shall be granted to the Bank and shall be valid and opposable first priority Liens (to the extent opposability by filing, registration, recordation, possession or control is required herein or in any other Loan Document) subject to Permitted Liens, pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Bank.

10.2       Further Assurances.

Each Loan Party agrees that it shall, from time to time at the request of the Bank, execute and deliver such documents and do such acts and things as the Bank may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Loan Party forms or acquires any other Canadian Subsidiary after the date hereof, except as otherwise provided in the definition of Guarantor, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Canadian Subsidiary to execute a Guaranty Agreement and such Collateral Documents as the Bank may then require, and the Loan Parties shall also deliver to the Bank, or cause such Canadian Subsidiary to deliver to the Bank, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

ARTICLE 11
MISCELLANEOUS.

11.1        Notices.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Borrower or any other Loan Party, to it at 400 Kelby Street, 12th Floor, Fort Lee, NJ 07024, Attention of Thomas Klink (Facsimile No. (212) 867-1325; Telephone No. (201) 244-4410; E-Mail: tklink@pioneerpowersolutions.com), with a copy to Rick Werner, Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112 (Facsimile No. (212) 884-8233; Telephone No. (212) 867-0700) and Barbara Farina, Dentons LLP, 1 Place Ville-Marie, 39th Floor, Montréal, QC H3B 4M7; and

(ii)	if to the Bank, to Bank of Montreal at 234 Simcoe Street, 3rd Floor, Toronto, Ontario M5T 1T4, Attention of Maria Tan (Facsimile No. 416-598-6269 Telephone No. 416-498-6756), with respect to Borrowings; and at Director, 105 St-Jacques St, 5th Floor, Montreal, Quebec H2Y 1L6 (Facsimile No. 514-877-1947; Telephone No. 514-877-1270) with respect to all other matters.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)          Electronic Communications. The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.2        Amendments, Etc.

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank; provided that any amendment or modification to the terms of this Agreement or any Loan Document shall also be signed by the Loan Parties against whom such changes or modifications are to be enforced. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

11.3        Costs and Expenses; Indemnification.

(a)          The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the Bankruptcy and Insolvency Act or Companies Creditors Arrangement Act involving the Borrower or any guarantor). The Borrower further agrees to indemnify the Bank, and any trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross or intentional fault of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross or intentional fault of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)          The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any hypothec, mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s gross or intentional fault. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

(c)          All amounts due under this Section shall be payable 10 days after demand therefor.

(d)          Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4        No Waiver, Cumulative Remedies.

No delay or failure on the part of the Bank or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

11.5        Right of Compensation.

In addition to any rights now or hereafter granted under the Loan Documents or Applicable Law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to compensate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Bank or its Affiliates, irrespective of whether or not the Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank or its Affiliates may have. The Bank agrees to notify the Borrower promptly after any such compensation and application; provided that the failure to give such notice shall not affect the validity of such compensation and application.

11.6        Survival of Representations.

All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

11.7        Survival of Indemnities.

All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 4.1, 4.4, 4.5, and 11.3, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

11.8       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9        Headings.

Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

11.10     Severability of Provisions.

Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

11.11     Construction.

The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

11.12     Excess Interest.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Bank may have received hereunder shall, at the option of the Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Bank has received the amount of interest which the Bank would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

11.13     No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Bank has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Bank are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Bank, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) the Bank has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Bank and its respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and the Bank has no obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.14     Binding Nature; Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

(b)          This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the Province of Québec and the federal laws applicable therein without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

(c)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the Province of Québec, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Courts of the Province of Québec. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Applicable Law. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

11.15     Effect of Restatement.

This Agreement shall become effective on the Effective Date and shall supersede all provisions of the Existing Letter Loan Agreement as of such date. All references made to the Existing Letter Loan Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement amends and restates the Existing Letter Loan Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Letter Loan Agreement or the indebtedness, obligations and liabilities of the Borrower or any Guarantor evidenced or provided for thereunder.

Notwithstanding anything contained herein, this Agreement is not intended to and does not serve to effect a novation of the “Obligations” pursuant to the Existing Letter Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the Loan created under the Existing Letter Loan Agreement and secured by the Collateral. The Borrower and each Guarantor acknowledges and confirms the Liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of the Borrower and the Guarantors to the Bank under the Existing Letter Loan Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower or any Guarantor to the Bank) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower under the Existing Letter Loan Agreement, as amended and restated hereby, as the same may be further amended, restated, supplemented or otherwise modified from time to time. The Borrower and each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) ratifies and reaffirms that such grant of hypothecs, security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations as amended hereby.

11.16     Limited Waivers

The Loan Parties and their Subsidiaries have failed to comply, as of the last day of the fiscal year of Borrower ending December 31, 2015, with the financial assistance restrictions set forth in paragraph 1.5 of Schedule IV (Negative Covenant) of the Existing Letter Loan Agreement (collectively with any defaults under the Existing Credit Agreement that may exist in connection with the foregoing, the “Existing Defaults”). The Borrower has requested that the Bank permanently waive the Existing Defaults. Subject to the satisfaction of the conditions precedent set forth in Section 7.2, the Bank hereby permanently waives the Existing Defaults. This waiver is limited to the matters and time periods expressly stated herein. Except as specifically waived hereby, all of the terms and conditions of the Existing Letter Loan Agreement shall stand and remain in full force and effect.

11.17     Language.

The parties acknowledge that they have required that this Agreement, the other Credit Documents and all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

[Signature Pages to Follow]

This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

PIONEER ELECTROGROUP CANADA INC.

By:	/s/ Nathan Mazurek
Name Nathan Mazurek
Title CEO

[Signature Page to Amended and Restated Credit Agreement]

S-1

“Guarantor”

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan Mazurek
Name Nathan Mazurek
Title CEO

[Signature Page to Amended and Restated Credit Agreement]

S-2

BANK OF MONTREAL

By:	/s/ Doreen Peters
Name: Doreen Peters
Title: Account Manager

By:	/s/ Jean Belcourt
Name: Jean Belcourt
Title: Account Manager

[Signature Page to Amended and Restated Credit Agreement]

S-3

EXHIBIT A

NOTICE OF BORROWING

Date:	_______________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Electrogroup Canada Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Electrogroup Canada Inc. (the “Borrower”), refers to the Amended and Restated Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is ___________, ____.

2.	The aggregate amount of the proposed Borrowing is $______________.

3.	The Borrowing is being advanced under the Revolving Facility.

4.	The Borrowing is to be comprised of $___________ of [LIBOR Loans or Acceptances].

5.	[The duration of the Interest Period for the LIBOR Loans included in the Borrowing shall be 1 month.]

6.	[The Bankers’ Acceptances shall be for 30 days]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	the representations and warranties contained in Article 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date); and

(b)	no Default has occurred and is continuing or would result from such proposed Borrowing.

Pioneer ELECTROGROUP CANADA Inc.

By:
Name
Title

EXHIBIT B

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Electrogroup Canada Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Electrogroup Canada Inc. (the “Borrower”), refers to the Amended and Restated Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

7.	The conversion/continuation Date is __________, ____.

8.	The aggregate amount of the Revolving Loans to be [converted] [continued] is $______________.

9.	The Loans are to be [converted into] [continued as] [Prime Rate] [U.S. Base Rate] [LIBOR] Loans or Bankers’ Acceptance.

10.	[If applicable:] The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be 1 month.

PIONEER ELECTROGROUP CANADA INC.

By:
Name
Title

EXHIBIT C

PIONEER ELECTROGROUP CANADA INC.

BORROWING BASE CERTIFICATE

To:	Bank of Montreal, as lender under the Credit Agreement described below

Pursuant to the terms of the Amended and Restated Credit Agreement dated as of April 29, 2016, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

A.	Receivables in Borrowing Base

1. Gross Receivables		_______________

Less

(a) Ineligible sales	_______________

(b) Owed by an account debtor who is an Affiliate	_______________

(c) Owed by an account debtor who is in an insolvency or reorganization proceeding	_______________

(d) Credits/allowances	_______________

(e) Unpaid more than 90 days from invoice date	_______________

(f) Otherwise ineligible	_______________

2. Total Deductions (sum of lines A1a - A1f)		_______________

3. Eligible Receivables (line A1 minus line A2)		_______________

4. Eligible Receivables in Borrowing Base (line A3 x .80)		_______________

B.	Inventory in Borrowing Base

1. Gross inventory of Finished Goods, Work-in-Process and Raw Materials		_______________

2. Less

(a) Finished Goods, Work-in-Process and Raw Materials not located at approved locations	_______________

(b) Obsolete, slow moving, or not merchantable	_______________

(c) Work-in-process in excess of CDN$3,000,000	_______________

(d) Otherwise ineligible	_______________

2. Total Deductions (sum of lines B2a - B2d above)		_______________

3. Eligible Inventory (line B1 minus line B2)		_______________

4. Eligible Inventory in Borrowing Base determination (line B3 x .50)		_______________

C.	Inventory in Borrowing Base

1. Inventory Cap	$5,000,000

2. Eligible Inventory included in Borrowing Base determination (Line B4)	_____________

3. Eligible Inventory in Borrowing Base (Lesser of C1 and C2)	_____________

D.	Total Borrowing Base

1. Line A4	_______________

2. Line C3	_______________

3. Prior Claims established by the Bank	_______________

4. Sum of Lines D1 and D2 less Line D3 (Borrowing Base)		_______________

E.	Revolving Facility Advances

1. Revolving Loans	_______________

2. Letters of Credit	_______________

3. Total Outstandings (Sum of lines E1 and E2)		_______________

F.	Available Borrowing Base Collateral

(line D4 minus line E3)	_______________

Dated as of this ______ day of __________________

PIONEER ELECTROGROUP CANADA INC.

By:
Name
Title

EXHIBIT D

PIONEER ELECTROGROUP CANADA INC.

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement described below

This Compliance Certificate is furnished to the Bank pursuant to that certain Amended and Restated Credit Agreement dated as of April 29, 2016, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Amended and Restated Credit Agreement.

The Undersigned hereby certifies that:

11.	I am the duly elected __________________________ of Pioneer Electrogroup Canada Inc.;

12.	I have reviewed the terms of the Amended and Restated Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

13.	The examinations described in paragraph 12 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

14.	The financial statements required by Section 8.5 of the Amended and Restated Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

15.         The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Amended and Restated Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Amended and Restated Credit Agreement.

Described below are the exceptions, if any, to paragraph 13 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

PIONEER ELECTROGROUP CANADA INC.

By:
Name
Title

Schedule I

to Compliance Certificate

Pioneer Electrogroup Canada Inc.

Compliance Calculations
for Amended and Restated Credit Agreement dated as of April 29, 2016, as amended

Calculations as of _____________, _______

Financial Covenants (Section 8.20)

A. Current Ratio for the PPSI (Section 8.20(a))

1. Current assets	$______________

2. Current liabilities	$______________

3. Ratio of Line A1 to Line A2	______: 1.0

4. Line A3 ratio must not be less than	______: 1.0

5. PPSI is in compliance? (circle yes or no)	yes/no

B. EBITDA for PPSI (Section 8.20(b)) (i) on or prior to December 31, 2016, for the period from and including January 1, 2016 and ending as of the last day of the applicable fiscal quarter of the Borrower and (ii) from and after January 1, 2017 for the four (4) consecutive fiscal quarters of PPSI then most recently completed

1. Net Income for the applicable period	$______________

2. Interest Expense for the applicable period	$______________

3. Federal, state and local income taxes for the applicable period	$______________

4. Depreciation and amortization for the applicable period	$______________

5. Extraordinary fees or expenses for the applicable period	$______________

6. Sum of Lines B1-B5 (EBITDA)	$______________

7. Line B6 shall not be less than	$______________

8. Line B6 shall not be less than (if Line B7 is not met)	$ ______________ (80% of line B7)

9. PPSI is in compliance? (circle yes or no)	yes/no

C. Tangible Net Worth for PPSI (Section 8.20(c))

1. Total shareholder’s equity	$______________

2. Sum of:

(i) intangibles $_______________

(i) write-up of assets $_______________	$______________

3. Line C1 minus Line C2 (Tangible Net Worth)	$______________

4. Line C3 must be greater than or equal to	$______________

5. Line C3 ratio must be greater than or equal to (if Line C4 is not met)	$ ___________ (85% of line C4)

6. PPSI is in compliance? (circle yes or no)	yes/no

SCHEDULE 1.1.113

SECURITY DOCUMENTS

Borrower:

1.a	deed of movable and immovable hypothec dated June 28, 2011, granted by the Borrower in favour of BMO, hypothecating the charged property described therein in the principal amount of $30,000,000 (including an additional hypothec of 20%) and registered at the Register of Personal and Movable Real Rights (“RPMRR”) on June 28, 2011 under number 11-0483207-0001;

2.a	deed of movable and immovable hypothec dated July 5, 2011, granted by the Borrower in favour of BMO, hypothecating the charged property described therein in the principal amount of $30,000,000 (including an additional hypothec of 20%) and registered at the RPMRR on July 6, 2011 under number 11-0501603-0002 and at the Land Register under number 19 235 094;

3.a	a general security agreement granted by the Borrower in favour of BMO and registered at the Ontario PPSA under number 20110628105080283082 as amended by registration numbers 20110629104680283092 and 20140115104018623365;

4.a	general security agreement granted by the Borrower in favour of BMO and registered at the British Columbia PPSA under number 232564G as amended by registration number 754601H;

5.a	security under Section 427 of the Bank Act dated June 28, 2011 and registered under number 01265390 granted by Electrogroup in favour of BMO;

6.a	security under Section 427 of the Bank Act dated June 28, 2011 and registered under number 01265388 granted by the Borrower in favour of BMO;

7.a	security under Section 427 of the Bank Act dated July 8, 2011 and registered under number 01265759 granted by the Borrower in favour of BMO; and

8.a	security under Section 427 of the Bank Act dated June 28, 2011 and registered under number 01265389 granted by the Borrower in favour of BMO;

PPSI:

9. i.	a Guaranty Agreement dated June 28, 2013 by PPSI to guarantee the obligations of the Borrower.

SCHEDULE 6.2

SUBSIDIARIES

See Schedule 6.2 of the U.S. Credit Agreement

SCHEDULE 6.11

LITIGATION

Nil

SCHEDULE 6.16

COLLECTIVE BARGAINING AGREEMENTS

See Schedule 6.19 of the U.S. Credit Agreement

SCHEDULE 8.8

PERMITTED LIENS

1.	Movable Hypothec in the amount of $6,000,000 granted by Transformers in favour of Trisura Guarantee Insurance Company and registered at the Register of Personal and Movable Real Rights (the “RPMRR”) under number 10-0874491-0001 provided that such hypothec be subject to a satisfactory priority agreement in favour of the Bank;

2.	Rights under a lease between Praxair Canada Inc., as lessor, and Pioneer Transformers Ltd./Les Transformateurs Pioneer Ltée, as lessee, registered at the RPMRR under number 12-0849916-0009;

3.	Rights under a lease between Complexe de l’Auto Park Avenue Inc., as lessor, and Les Transformateurs Pioneer Ltée, as lessee, registered at the RPMRR under number 13-0265687-0009;

4.	Rights under a lease between Complexe de l’Auto Park Avenue Inc., as lessor, and Les Transformateurs Pioneers Ltee, as lessee, registered at the RPMRR under number 13-0466477-0025;

5.	Security interest on equipment registered at the Personal Property Security Act under registration numbers 2011 0922 1702 1462 6020 (file number 973134579) and 2014 0318 1701 1462 8435 (file number 694500336) in favour of Xerox Canada Ltd.;

6.	Rights under a lease between Xerox Canada Ltd., as lessor, and Pioneer Transformers Ltd., as lessee, registered at the RPMRR under number 13-0205287-0016;

7.	Rights under a lease between De Lage Landen Financial Services Canada Inc., as lessor, and the Borrower, as lessee, registered at the RPMRR under number 13-1030444-0001.